EXH10-32

                             JOINT VENTURE AGREEMENT


THIS JOINT VENTURE AGREEMENT is made and entered to this 11th day of Ramadan, 1416H (corresponding to the 31st day of January, 1996G) by and among:

1. MR. MOHAMED SULIMAN ABDULLAH AL NAMLA a Saudi National having identity card No. 17719 dated 29/611379, issued in Riyadh, with an occupation as a businessman, born in 1377H, residing in Riyadh with an address at P.O. Box 517 Riyadh 11421 (the "First party");

2. MR. .MOHAMED ALI ABDULLAH AL SOWAILEM a Saudi National having identity card No. 7, dated 13/9/1386H~ issued in Bakriyah, with an occupation as a businessman, born in 1346H, residing in Riyadh, with an address at P.O. Box 1799 Riyadh 11441 (the "Second Party");

3. MR. ISMAIL FAWZI ISMAIL ABU KHADRA a Saudi National having identity card No. 464 dated 28/12/1384H, issued in Jeddah, with an occupation as a businessman born in 1349H, residing in Riyadh, with an address at P.O. Box 1799 Riyadh 11441 (the "Third Party");

4. MR. MANSOUR ABDUL AZIZ MOHAMED a Saudi National having identity card No. 103582 dated 21/12/1385H, issued IN Mekkah, with an occupation as a businessman, born in 1374H, residing in Riyadh. with an address at P.O. Box 34 Riyadh 1 1411 (the "Fourth Party");

5. ROYLE MID EAST LTD., a company organized and existing under the laws of the Cayman Islands with an address of P.O. Box 3059) S.M.B. George Town. Grand Cayman. Cayman Islands. BWI (the "Fifth Party); and

6. FIBERCORE MID EAST LTD., a company organized and existing under the laws of the Cayman Islands with an address of P.O. Bow 30592 S.M.B. George Town, Grand Cayman, Cayman Islands, BWI (the "Sixth Party").

WHEREAS, the First, Second. Third and Fourth Parties formed and are the sole owners of Middle East Fiber Optic Cable Manufacturing Company Limited, a Saudi Arabian limited liability company with Commercial Registration No. 1010136511 issued in Riyadh on 11/3/1416H, with an address of P.O. Box 60536, Riyadh 11555, Saudi Arabia (the Company"), pursuant to an industrial license issued under Resolution of the Minister of Industry & Electricity No. 895/S dated 1/11/1415H, which authorized the Company to manufacture optical fibers and fiber optic cables (the "Products") with a share capital of Six Million Three Hundred Fifty Thousand Saudi Rivals (SR6,350,000);

WHEREAS, the First, Second, Third and Fourth Parties wish to increase their respective contributions to the Company's capital and to include foreign partners who have technical and commercial experience and expertise from which the Company can benefit;

WHEREAS the Fifth Party possesses or has access to substantial experience and expertise in connection with the manufacture of production lines in relation to the Products and the Operation of facilities for the manufacture of the Products and wishes to invest in and participate in the ownership of the Company, and the Fifth Party's parent company has agreed to provide a complete production line for the Company pursuant to the terms and conditions of the Production Line Supply Agreement to be entered into concurrently with this Agreement (the "Production Line Agreement");

WHEREAS the Sixth Party possesses or has access to substantial experience and expertise in the manufacture of optical fiber and in the manufacture and use of preforms required for the manufacture of the Products ("Preforms") wishes to invest in and participate in the ownership of the Company and is prepared to commit to supply or arrange for the supply of optical fiber and Preforms to the Company pursuant to the terms and conditions set forth in this Agreement and to market Products manufactured by the Company pursuant to the terms and conditions set forth in the Commission Agency Agreement attached hereto as Exhibit I (the "Commission Agency Agreement");

WHEREAS the Fifth and Sixth Parties have decided to make the necessary investment to join in the ownership of the Company, and the First, Second, Third and Fourth Parties have consented to the participation of the Fifth and Sixth Parties in the Company and have agreed to increase their own contributions to the capital of the Company and a license has been issued pursuant Minister of Industry & Electricity No. 98 dated 17/7/1416H to authorize the participation of the Fifth and Sixth Parties in the Company; and

WHEREAS the above-mentioned Parties (hereinafter collectively referred to collectively as the "Partners" and each individually as a "Partner") have entered into this Agreement in Order to make clear the terms and conditions upon which the Fifth and Sixth Parties will acquire equity in the Company and upon which the Company shall be operated;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Parties hereby agree as follows:

1.       Amendment of Articles of Association

1.1 As soon as practicable following the execution of this Agreement. the Partners shall use their best efforts to cause the license issued under Resolution of the Minister of Industry & Electricity No. 98 dated 17/7/1416H to be amended so as to reflect the Ownership structure set forth in Article 2.3 below and to correctly identify the parent company of the Sixth Party.

1.2 The Partners shall use their best efforts to cause the articles of association of the Company to be amended and restated in their entirety in accordance with the draft first amendment to the Company's articles of association which is attached hereto as Exhibit I (hereinafter referred to as the "Articles of Association"). The Articles of Association shall be submitted to the Ministry of Commerce for approval as soon as practicable following the execution of this Agreement and, if necessary, the amendment of the license issued under Resolution of the Minister of Industry & Electricity No. 98 dated 17/7/1416H as provided in Article 1. 1.

1.3 If the Ministry of Commerce requests any changes in the Articles of Association they shall be revised and resubmitted only after all Partners have agreed to the changes in writing. The Partners shall execute, or cause their duly authorized representatives to execute, the Articles of Association, in the form agreed by the Partners and approved by the Ministry, before the competes Notary Public in the Kingdom and take such further actions as are necessary to amend the Commercial Registration of the Company as soon as reasonably practicable thereafter.

2.       Capitalization

2.1 The Company's share capital shall be increased to twelve million five hundred thousand Saudi Rivals (SR12,500,000).

2.2 The capital shall be divided into twelve thousand five hundred (12,500) cash shares each having a value of one thousand Saudi Rivals (SAR 1,000).

2.3 The capital of the Company, expressed as cash shares, will be apportioned among the Partners as follows:

--------------------------------- ----------- --------- ---------------- ----------------
                                                                          PERCENTAGE IN
                                                                               THE
            PARTNER               NO. OF      SHARE      TOTAL SHARES       COMPANY'S
                                    SHARES     VALUE         VALUE           CAPITAL
--------------------------------- ----------- --------- ---------------- ----------------
      Mr. Mohamed Suliman            3625       1000       3,625,000           29%
       Abdullah Al Namla
--------------------------------- ----------- --------- ---------------- ----------------
        Mr. Mohamed Ali              2250       1000       2,250,000           18%
      Abdullah Al Sowailem
--------------------------------- ----------- --------- ---------------- ----------------
    Mr. Ismail Fawzi Ismail          1375       1000       1,375,000           11%
           Abu Khadra
--------------------------------- ----------- --------- ---------------- ----------------
       Mr. Mansour Abdul             1500       1000       1,500,000           12%
     Aziz Mohamed Al Kaaki
--------------------------------- ----------- --------- ---------------- ----------------
     Royle Mid East Limited          1875       1000       1,875,000           15%
--------------------------------- ----------- --------- ---------------- ----------------
   Fibercore Mid East Limited        1875       1000       1,875,000           15%
--------------------------------- ----------- --------- ---------------- ----------------
             TOTAL                  12500                 12,500,000          100%
--------------------------------- ----------- --------- ---------------- ----------------

2.4 Each Partner shall deposit in cash the full value (or. in respect of the Firsts Second, Third and Fourth Parties, the difference between the amount already deposited by such Partner and the full value) of the cash shares apportioned to him or it at a bank in the Kingdom to be agreed by the partners, in the name of the Company, no later than seven
         (7) days following signature by all Partners of the Articles of Association before the Notary Public.

2.5 The transfer, assignment, encumbrance or other disposal of shares shall be governed by the terms and conditions of the Articles of Association and this Agreement related thereto.

2.6 New shares may be issued or the initial capital of the Company increased or decreased only with the prior unanimous written consent of all Partners in accordance with the terms and conditions of the Articles of Association related thereto.

2.7 A Partner may not pledge his or its shares (or interest) in the Company or otherwise use such shares (or interest) as security, unless he or it first obtains the prior written consent of the other Partners

3.       Financial Requirements

3.1 In order to finance the startup costs related to the construction and establishment of the manufacturing facilities, the Partners agree that they shall cause the Company to apply for and use its best efforts to obtain a loan from the Saudi Industrial Development Fund in the approximate amount of eighteen million seven hundred fifty thousand Saudi Rivals (SAR 18,750,000) and credit and other banking facilities from one or more commercial banks in the approximate amount of six million two hundred fifty thousand Saudi Rivals (SAR 6,250,000).

3.2 The Partners agree that. as a general rule, following the start-up period, the financial requirements of the Company for its day-to day operations shall be met from the paid-m capital and cash flow, but that if additional financing is required, it shall be obtained through commercial bank credit facilities or loans from the Partners, as determined by the Partners.

3.3 All banking and credit facilities,. whether obtained in the Kingdom or abroad. shall be managed in accordance with normal and sound business principles and the terms and conditions of any such facilities shall require prior writben approval of the Partners in accordance with
         Article 5. If guarantees are required from the Partners in connection with such facilities, each Partner shall issue a guarantee in proportion to his or its interest in distributions of the Company's profits provided, however, that neither the Fifth nor the Sixth Party shall be required to guarantee any facility necessary to fund the letter of credit to be issued under the Production Line Agreement, which shall be fully guaranteed (if necessary) by the First, Second, Third and Fourth Parties.

3.4 In the event the Partners agree that additional financing shall be obtained through loans from them, then, unless the Partners agree otherwise on a case-by case basis, each Partner's share of the loan shall be in proportion to the Partner's percentage interest in distributions of the Company's profits. Loans advanced by the Partners shall be repaid prior to the distribution of any profits, unless agreed otherwise

3.5 For the avoidance of doubt, no Partner shall be required to provide a guarantee in respect of any loan or other credit facility which may create any form of indebtedness which that Partner has not approved nor shall any Partner be required to participate in a Partner loan which he or it has not approved.

4.       Budgets

4.1 Prior to the Company transacting any additional business, the Partners shall jointly prepare a capital and operating budget (an "Annual
         Budget") for the remainder of the Company's first fiscal year. Thereafter, the Manager of the Company shall, at least sixty (60) days prior to the conclusion of each fiscal year, prepare and submit an Annual Budget for the next fiscal year to the Partners for their review and approval.

4.2 Without otherwise limiting the ultimate content of any Annual Budget, the Partners agree that each Annual Budget shall contain:

         (a) the estimated cash disbursements which the Company will be required to incur for capital expenditures during each month for the period covered by the Annual Budget and details of the items in respect of which the disbursements will be made;

         (b) the estimated cash disbursements which the Company will be required to incur for its day-to day capital and operating expenditures during each month for the period covered by the Annual Budget and details of the items in respect of which the disbursements will be made;

         (c) the extent to which such disbursements will be satisfied by cash on hand or income to be received;

         (d) the extent, if any, to which additional financing will be required and the proposed source for such financing;

         (e) if it is expected that loans from the Partners may be required, details of the amounts which may be required during the period covered by the Annual Budget and the anticipated date or dates in each month of that period in which payments from the Partners would be required; and

         (f)      such other information as any Partner may request.

4.3 Without the prior written approval of the Partners, the Company shall not: (i) exceed the budgeted cost for an item by more than ten percent (10%) or (ii) incur any extraordinary expenditure (pertaining to an item not included in an Annual Budget).

5.       Partners Meetings

5.1 Except for those matters expressly placed under the authority and control of the Manager of the Company, the general meeting of Partners shall have ultimate responsibility for the management and operation of the Company. The Partners shall act through meetings and resolutions duly held and adopted in accordance with the terms and conditions of the Articles of Association.

6.       Manager of the Company

6.1 The Partners shall appoint an individual of sufficient experience and expertise to act as the Manager of the Company. The Partners shall do all things necessary to implement the provisions of the Company's Articles of Association dealing with the appointment and powers of the Manager of the Company and to enable the Manager to carry out his responsibilities and exercise his authorities in a proper and efficient manner.

6.2 The Partners shall cause the Manager to enter into a contract of employment with the Company which shall specify the Manager's authorities and responsibilities (which shall be in accordance with this Agreement and the Articles of Association), and all Other terms and conditions of his employment.

6.3 In addition to such other reports as may be required of the Manager pursuant to this Agreement or the Articles of Association, the Partners shall require the Manager to deliver to each Partner the following periodic financial reports:

         (a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such year and the related statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous year;

         (b) as soon as available, but in any event not later than forty "five (45) days after the end of each fiscal quarter of the Company, the unaudited balance sheet of the Company as at the end of each such quarter, and the related unaudited statements of income and cash flows of the Company for such quarter and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year;

         (c) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal month, a copy of the unaudited balance sheet of the Company as at the end of such month and the related unaudited statements of income and cash flows of the Company for such month and the portion of the fiscal year of the Company through the end of such date, setting forth in each case in comparative form the figures for the previous year;

         (d) concurrently with the delivery of the financial statements referred to in (a) and (b) above, a certificate of the Manager of the Company stating that all such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently throughout the periods reflected therein; and

         (e) such additional financial and other information as any Partner may request from time to time.

6.4 The Partners acknowledge and agree that the Manager must manage the Company for the mutual benefit and to the full satisfaction of the Partners. Should any Partner be dissatisfied with the Manager's performance of his duties and so notify the other Partners, the Partners shall convene a Partners meeting within thirty (30) days to consider whether to replace the Manager. If one or more Partners holding (in the aggregate) at least thirty percent (30%) of the capital of the Company so request following the conclusion of such meeting, the Partners agree that they shall promptly cause the Manager to be replaced in accordance with the Articles of Association and any relevant provisions of the Manager's employment contract.

7.       Warranties Representations and Undertakings

7.1 Each of the First, Second, Third and Fourth Parties represents and warrants that he is a Saudi Arabian national who is not a government official and no government official has any interest in his interest in this Agreement or the transactions contemplated hereby.

7.2 Each of the Fifth Party and the Sixth Party represents and warrants that it is a duly existing corporation formed and in good sanding under the lass of the Cayman Islands and that no governmental official has any interest in the such Party or in its interest herein or in the transactions contemplated hereby.

7.3 Each Partner undertakes to advise the other Partners and take appropriate remedial action in the event that any representation or warrant by such Partner contained in Articles 7.1 and 7.2 become untrue during the term of this Agreement.

7.4 The First, Second, Third and Fourth Parties further represent and warrant that:

         (a) the Company is a duly formed and validly organized and registered limited liability company under the laws of Saudi Arabia;

         (b) the Company's initial capital, in the amount of Six Million Three Hundred Fifty Thousand Saudi Rivals (SR6,350,000) has been fully paid;

         (c) the 31 December 1995 balance sheet of the Company attached hereto as Exhibit in (the "test Balance Sheet") accurately and completely reflects the financial condition, assets, liabilities and results of operations of the Company as of 31 December 1995 and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and since the date of the Last Balance Sheet there has been no maternal change in the financial condition. assets, liabilities or operations of the Company;

         (d) the Company has not committed any act (including any failure to act) which constitutes (or, with the lapse of time or giving of notice, would constitute) a default of any regulatory requirements or contractual undertakings made by or on behalf of the Company or any act which could result in any Partners being deemed personally liable for the obligations of the Company;

         (e) they have or will have taken all necessary acts to enable the Fifth and Sixth Parties to acquire an interest in the Company such that, upon signature of the Articles of Association and deposit of their respective contributions to the Company's capital, the Fifth and Sixth Parties will acquire their shares in the Company free and clear of any further assessment, encumbrance, charge or claim by any party; and

         (f) they are not aware of any information which has not been disclosed to the Fifth and Sixth Parties which, if disclosed, could reasonably be expected to influence the decision of someone deciding whether or not to acquire an interest in the Company.

7.5 Recognizing the reliance of the Fifth and Sixth Parties on the representations and warranties contained in Article 7.1, the First, Second, Third and Fourth Parties undertake (i) that the Company shall take no action prior to the Fifth and Sixth Parties acquiring their respective shares in the Company which would cause of such representations and warranties to be untrue, and (ii) that, from the date hereof, the Company shall enter into no contracts and incur no liabilities except as approved by the Partners in accordance with this Agreement and the Articles of Association. The First, Second, Third and Fourth Parties hereby agree to indemnify and hold harmless the Fifth and Sixth Parties against any and all liabilities which relate to the conduct of the Company's business prior to the Fifth and Sixth Parties acquiring their respective shares in the Company and participating in the decision-making process, regardless of when such liabilities actually arise or come to the attention of the Partners except for those liabilities disclosed in the Latest Balance Sheet.

7.6 Under no circumstances will the any of the Partners take any action or cause the Company to take any action if either the Fifth or the Sixth Party advises the other Partners that the taking of such action would cause it or any person or company affiliated or associated with it to be deemed in violation of the United States Export Administration Act or those provisions of the Federal Income Tax Law or Regulations, noncompliance with which would increase or accelerate its U.S. tax liability or that of any person or company affiliated or associated with it with respect to income earned under this Agreement or pursuant to the transactions contemplated by this Agreement.

7.7 Each Partner undertakes and agrees that he or it shall not, and shall not permit the Company directly or indirectly to, offer, pay, promise to pay or authorize the payment or giving of any money, or anything of value (i) to any official of any government or any instrumentality thereof, or (ii) to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be Offered, given, or promised, directly or indirectly, to any official of any government or any instrumentally thereof, for the purposes of:

         (a) influencing any act or decision of such official in his official capacity, including a decision to fail to perform his official functions: or

         (b) inducing such official to use his influence with any government or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to obtain or retain business for or with, or direct business to, any person.

7.8 Under no circumstance may any Partner sign any document, perform any act, or make any commitment, undertaking, warranty or representation on behalf of ~e other Partners without the express written consent of such other Partners. No Partner may sign any document, perform any act, or make any commitment, understanding, warranty or representation on behalf of the Company without the express prior written consent of the Company.

7.9 The Partners, in their capacity as owners of the Company, shall exercise the voting rights attached to their shares in a manner consistent with the terms and conditions of this Agreement the Production Line Agreement, the Commission Agency Agreement and the Articles of Association, and which ensures that the Company conducts all of its operations in accordance with those terms and conditions.

7.10 Each Partner agrees to indemnify and hold harmless the other Partners and the Company from and against any loss, liability, cost or expense any of them may suffer or incur as a result of the indemnifying Partner's breach of any representation warranty or undertaking contained in this Agreement.

8.       Mutual Covenants Regarding Business Opportunities and Dealings with the
         Company

8.1 The Partners shall in all cases treat the Company as a separate and important profit center and make every reasonable effort to conduct the affairs of the Company and their own dealings with the Company in a manner which maximizes the net profits of the Company.

The Partners therefore agree that in their business transactions with the Company, be it directly or indirectly, they shall neither receive any unusual benefits nor fix prices or other terms which are consistent with business principles which are normal and acceptable in that field. None of the Partners, however, makes any representation to any of the others as to the likely success or profitability of the Company and no Partner shall be responsible to any other for any losses suffered or liabilities incurred by the Company, except to the extent he or it is liable therefor by virtue of holding his or its interest in the Company.

8.2 Subject to the provisions of this Article 8, the Company may contact, upon terms which are commercially competitive, with any Partner for the supply of goods and services including without limitation:

         (a)      design, engineering and construction services;

         (b)      construction equipment, materials, supplies and tools;

         (c)      housing and office space;

         (d)      translation services; and

         (e)      technical assistance and consulting.

8.3 Each Partner shall have the right to review and approve any proposed agreements between the Company and any other Partner or any person or company affiliated with another Partner.

8.4 The Partners acknowledge that their participation in the Company should not prevent the Partners or their Affiliates (as defined in 10.1(b) below) from participating in other companies having different objectives. The Partners hereby consent to the participation of the Fifth Party and/or the Sixth Party or an Affiliate of either in other companies at any time in the future, whether or not any Partner is a partner in any such other companies, provided that such other companies have objectives which are separate and distinct from the objectives of the Company. The Partners undertake and agree to provide the Fifth Party and the Sixth Party with such letters of no objection or other documentation as the Fifth Party and/or the Sixth Party may reasonably require in order to evidence such consent and enable the Fifth Party and/or the Sixth Party or an Affiliate of either to form or participate in such other companies.

8.5 Immediately following the commencement of commercial production of any Product by the Company the Partners shall cause the Company to enter to the Commission Agency Agreement with the Sixth Party.

9.       Assistance by the Partners

9.1 The First, Second. Third and Fourth Parties will provide the following assistance in connection with the start-up and operation of the Company, subject to such additional terms and conditions as the Partners may from time to time agree:

         (a) on behalf of the Company and for the Company's account, seek to obtain the credit and other banking facilities referred to in Article 3.1;

         (b) on behalf of the Company and at the Company's cost, arrange with the relevant Saudi Arabian governmental entities for the Company to lease the land required for the manufacturing operations of the Company.

         (c) on behalf of the Company and at the Company's cost, seek to obtain from the appropriate Saudi Arabian government agency any licenses or permits necessary for the operation of the Company.

         (d) participate in the management of the Company through the partners meetings.

         (e) upon the request of the Manager of the Company, provide consultation and advice to the Manager of the Company as to how problems involving any Saudi governmental official or entity should best be handled and in those cases an which the Company is unable to resolve a problem, render whatever direct assistance he or it is able to render in liaising with the concerned Saudi governmental official or entity in attempting to resolve the problem.

         (f) upon the request of the Manager of the Company, provide consultation and advice to the responsible official of the Company as to how any problem, dispute or controversy involving a Saudi national or local resident (including, but not limited to, employees of the Company) should best be handled and in those cases in which the Company is unable to resolve a problem, render whatever assistance he or it is able to render in attempting to resolve the problem, dispute or controversy.

9.2 The Fifth Party will provide or arrange for an affiliated company to provide the following assistance in connection with the start up and operation of the Company, subject to such additional terms and conditions as the Partners may from time to time agree:

         (a) supply production equipment for the Company's manufacturing facility as provided in the Production Line Agreement;

         (b) provide technical advice and assistance as provided in the Production Line Agreement;

         (c)      nominate     qualified     individuals    to    fill    agreed
                  technical/managerial positions within the Company;

         (d) upon request of the Manager of the Company, provide on-going advice and assistance with respect to technical matters on the same terms and conditions that such assistance is normally provided by the Sixth Party to it subsidiaries and affiliates; and

         (e) participate in the management of the Company through the partners meetings.

9.3 The Sixth Party will provide or arrange for an affiliated company to provide the following assistance to the Company, subject to such additional terms and conditions as the Partners may from time to time agree:

         (a) supply the company pursuant to its usual terms and conditions of sale, with Optical Fiber and Preforms in the quantities and for the prices indicated in Exhibit IV;

         (b) upon request of the Manager of the Company provide technical advice and assistance in the use of such preforms on the same terms and conditions that such advice and assistance is normally provided by the Sixth Party to its subsidiaries and affiliates;

         (c) promote the sale of the Company's Products pursuant to the Commission Agency Agreement, which the Partners agree shall be renewed for so long as the Sixth Party is a partner in the Company unless terminated pursuant to Clauses 2.2, 2.3 or 2.4 thereof; and

         (d) participate in the management of the Company through partners meetings.

10.      Competition

10.1     For purposes of this Article 10:

         (a)      the "Territory" shall mean and include:

                  (i) at any time following the commencement of commercial production of any Product by the Company, the Kingdom of Saudi Arabia, Yemen, the United Arab Emirates, Iraq, Lebanon, Syria, Egypt, Mauritania, Palestine, Jordan, Oman, Kuwait, Bahrain, Qatar, Libya, Morocco, Tunisia, Algeria, Sudan, Somalia and Iran;

                  (ii) for two (2) years only following the commencement of commercial production of any Product by the Company, all countries local on the continent of Africa except those mentioned in (a) above; and

                  (iii) for one (l) year only following the commencement of commercial production of any Product by the Company's Turkey (excepting the following customer: HESS Hacilar Elektrik Sahayi VE Ticaret A.S.); and


         (b) a Partner's "Affiliates" shall mean and include its shareholders (in respect of a Partner which is a company) and any entity in which a Partner, or any shareholder of a Partner which a company, or any combination of Partners or shareholders of Partners has a direct or indirect ownership interest of fifty percent (50%) or more.

10.2 No Partner and no Affiliate of a Partner shall invest in any venture for the manufacture of Products within the Territory (a "Venture") except after offering the other Partners the opportunity to participate in the Venture as follows:

         (a) The Partner who (or whose Affiliate) wishes to participate in a Venture (the "Initiating Partner") shall send the other Partners a written notice describing the Venture in sufficient detail to permit the other Partners to determine, on a preliminary basis, whether they would be interested in participating in the Venture and offering to enter into good faith negotiations respecting the participation by all interested Partners in the Venture as equal partners (after satisfying any legal requirements as to equity ownership in the venture by venture of the country in which the Venture is located.)

         (b) Upon receipt of the above-mentioned notice from the Initiating Partner, the other Partners shall each have the option, but not the obligation, to accept the offer to enter into good faith negotiations respecting their possible participation in the Venture. Any such acceptance must be in writing and delivered to the Initiating Partner within thirty (30) days after the date of the Initiating Partner's notice. Failure by any Partner to give timely notice of its acceptance (m whole or in part) shall be deemed an election by him or it not to exercise his or its option. A Partner may accept to enter into negotiations for less than an equal equity ownership with the other Partners, in which case the equity not taken up by that Partner shall be offered to each of the other Partners equally.

         (c) If the other Partners fail to exercise their option to enter into good faith negotiations, or such negotiations do not result in a binding agreement among all interested Partners within one (1) year of the date by which the Partners were required to give notice to the Initiating Partner of their acceptance to enter to such negotiations, the Initiating Partner (or his or its Affiliate) be free to proceed with the Venture as initially described to the other Partners.

10.3 In order to compensate the Firsts Seconds Third and Fourth Parties for potential loss of income from the Company due to activities by the Fifth or Sixth Party (or Affiliates of either) in the Territory which may compete or result in competition with the Company - without in any way restricting the Fifth or Sixth Party (or their respective Affiliates) from selling in the Territory - the Partners agree as follows:

         (a) The Fifth Party shall pay to the First Party for the account of and for distribution to the First, Second, Third and Fourth Parties as agreed by those parties a fee equal to five percent (5%) of the ex-works invoice price of any Preform preparation equipment and/or draw towers sold by it or any of its Affiliates to customers in the Territory other than customers in which each of the Partners (or Affiliates of each Partner) hold all interest. No fee shall & payable in respect of the sale of any other equipment or services.

         (b) The Sixth Party shall pay to the First Party for the account of and for distribution to the First, Second, Third and Fourth Parties as agreed by those parties a fee equal to five percent (5%) of the ex-work; invoice price of any optical fiber or Preforms sold by it or any of its Affiliates to customers in the Territory (excluding Iran), other than customers in which each of the Partners (or Affiliates of each Partner) hold an interest, plus an additional three percent (3%) fee insofar as any such sales result from orders referred to the Sixth Party by the Company in writing and accepted by the Sixth Party or one of its Affiliates within six (6) months of the referral, provided. however, that if the Company fails during its first three years of production to purchase from the Sixth Party or its Affiliates 225.000 kilometers of optical fiber and Preforms in the aggregate, then the Sixth Party shall have no further obligation to pay such fees to the First Party unless such failures due to the Sixth Party's failure to supply fiber and Preforms in accordance with Article 9.3(b).

         (c) All fees payable hereunder shall be paid on a pro-rata basis within thirty (30) days of actual receipt by the Fifth or Sixth Party (or an Affiliate of either) from a customer of a payment on which such fee is due. Payments to the First Party as provided herein shall fully satisfy the Fifth or Sixth Party's payment obligations vis-a-vis all Parties entitled to share in such fees.

10.4 Each Party other than the Fifth and Sixth Parties undertakes that, except as otherwise provided in this Article 10, he or it shall not and his or its Affiliates shall not directly or indirectly engage in any business activity relating to the manufacture or sale of the Products or Preforms or other equipment for the manufacture of the Products, within the Territory or elsewhere, which competes with the Company, or with the Fifth Party or the Sixth Party or any Affiliates of the Fifth or Sixth Parties without the prior written consent of the Company, the Fifth Party or the Sixth Party, as the case may be.

11.      Confidentiality

11.1 The Fifth Party and the Sixth Party have developed in the course of their respective businesses a number of trade secrets including formulas, methods, processes, techniques, designs, information, knowledge know-how and trade practices in various forms, including computer software (hereinafter referred to as Proprietary Information"). The

         Partners agree that all Proprietary Information shall remain in the exclusive ownership of the Fifth and/or Sixth Party, as the case may be, and shall be for the Company's temporary use only and shall be returned as provided in Article 13.l(e). None of the Partners or the Company shall disclose Proprietary Information except as permitted in
         Article 11.2 below. Proprietary Information shall not include any information which is generally available for public use, unless such information has become available to the public due to the unauthorized disclosure of such information by a Partner or the Company.

11.2 If any Proprietary Information is (or has, prior to the date of this Agreement, been) communicated by the Fifth Party, the Sixth Party or the Company to another Partner the following provisions shall apply:

         (a) the receiving party shall take every reasonable precaution to safeguard and keep secret all such Proprietary Information and will comply with all reasonable and specific precautions which may be requested by the disclosing Partner or the Company as to its nondisclosure; and

         (b) the receiving party will disclose Proprietary Information only to such of his or Its employees who require the information in the performance of their duties, and all personnel likely to receive Proprietary Information shall be advised of its secret and confidential nature and of the restrictions on its use and further disclosure.

11.3 No Partner shall knowingly take any action or cause the Company to take any action which would infringe the rights of any Partner under any patent, regardless of where such patent is registered.

11.4 The Partners' undertakings in this Article 11 shall survive the termination of this Agreement and the dissolution of the Company and shall continue to apply to a Partner even if the Partner transfers his or its shares.

12.      Duration: Termination

12.1 This Agreement shall remain in full force and effect with respect to each Partner until such time as this Agreement is terminated pursuant to Clause 12.2 or that Partner ceases to have an inters in the Company or the Company's dissolved, whichever occurs first. Unless otherwise herein expressly provided, no Partner that has transferred his or its shares in accordance with the provisions of this Agreement shall be bound by its terms and conditions after the date of such transfer, provided that the party to which such shares have been transferred agrees in writing with the other Partners, in a form reasonably acceptable to the other Partners, that the transferee shall be bound by the terms and conditions of this Agreement.

12.2 If any Partner shall be in material default of this Agreement (the "Defaulting Partner") and shall not remedy such default within a period of ninety (90) days after receiving written notice of such de-fault ~m any of the Partners which are not in default (the "Non-

Defaulting Partners"), which notice shall also be copied to the other Partners, the Non-Defaulting Partners may exercise either of the following options:

         (a) if all Non-Defaulting Partners so agree, one or more of the Non-Defaulting Partners may purchase all or any portion of the shares in the Company then held by the Default Partner at ninety percent (90%) of the par value or book value of said shares determined pursuant to Article 12.5 whichever is lower, provided that if more than one Non-Defaulting Partner wishes to purchase the Default Partner's shares, each such purchasing Partner shall be entitled to purchase that percentage of the Defaulting Partners shareholding which is equal to the percentage that purchasing Partner's shareholding comprises of the total shareholdings of all purchasing Partners; or

         (b) if all Non-Defaulting Partners so agree, the Non-Defaulting Partners may require that the Default Partner sign whatever resolutions and documents and take whatever action may be necessary to promptly liquidate the Company, including without limitation, voting in favor of liquidation at a general meeting of the Partners.

         The options stated above shall be exercisable within ninety (90) days after the expiration of the aforementioned notification period of ninety (90) days by written notice by the Non-Defaulting Partners to the Defaulting Partner. If all option is exercised, the Default Partner shall promptly thereafter take whatever action is necessary and sign whatever documents or agreements the Non-Defaulting Partners provides to him or it in order to effectuate the appropriate share transfer or liquidation, as the case may be.

12.3 If the Non-Defaulting Partners do not agree to exercise either option provided under Article 12.2 above within the time periods specified therein, any Non-Defaulting Partner who has notified the other Non-Defaulting Partners at least thirty (30) days before the expiration of such time periods of his or its desire to exercise either such option may, by written notice to the other Non-Defaulting Partners within thirty (30) days after the expiration of such time periods, offer to sell his or it; shares to the such other Partners at a price equal to the book value of his or its shares determined in accordance with Article 12.5 below. If none of the other Partners accept the offer within a further period of thirty (30) days, then the Company must be liquidated. If several Partners accept the offer, each of them shall purchase a percentage of the shares of the withdrawing Partner which is equal to the percentage such purchasing Partner's shareholding comprises of the total shareholdings of all purchasing Partners.

12.4 The rights as provided for in Articles 12.2 and 12.3 above shall be in addition to and not in substitution for all other remedies that may be available to the No-Defaulting Partners hereunder and any exercise of such rights shall not relieve the Defaulting Partner from any obligations accrued prior to the date of termination or from any liability or damage to the Non-Defaulting Partners for breach of this Agreement.

12.5 The book value of the shares as stipulated in Articles 12.2 and 12.3 above shall be based on the financial status of the Company on the last day of the calendar month immediately preceding the date of the exercise of any option regarding such shares and shall be determined and certified by the Company's then appointed independent auditors.

12.6 If the Company is dissolved or liquidated for any reason, this Agreement shall be terminated automatically at the end of such liquidation except for the obligations under any provisions hereof which are expressed to survive this Agreement.

12.7 The failure of any Partner to attend, by a representative or proxy, after two (2) successive calls a properly called and convened partners meeting of the Company, which failure is not attributable to force majeure as described in Article 14 below or to the failure or inability to obtain any necessary Saudi Arabia visa, shall constitute a default by such Partner and the Non-Defaulting Partners shall have the right to exercise all or any remedies provided for under Article 12.2 above or any other provision of this Agreement.

13.      Procedure Upon Termination

13.1 In the event of the withdrawal of a Partner or termination of this Agreement under the provisions hereof, the Partners agree to cooperate to arrange for appropriate settlements between the Partners on a fair and equitable basis and. if the Company is being liquidated, the orderly winding up of the Company's operations, in accordance with the following guidelines:

         (a) amounts due to one Partner for the transfer of his or it shares in the Company are to be paid promptly upon signing the instrument of transfer;

         (b) where appropriate, any loans made by a withdrawing partner to the Company shall also be repayable with accrued commission according to their terms up to the date of transfer of the shares in the Company;

         (c) where one Partner makes a claim for damages against another, the Partners will use their best endeavors to reach an amicable agreement, provided, however, that in the event the claim is subject to arbitration or other legal process, the claim shall only be settled after due process and may not be set off against other amounts due to be pad upon termination;

         (d) upon the transfer of the shares of the Partner withdrawing from the Company and in the event the withdrawing Partner is not in default of this Agreement, the other Partner(s) shall cause appropriate actions to be taken to transfer or discharge any guarantees or other security given by the withdrawing Partner to secure loans raised by the Company in the course of its business to the extent that such guarantees do not relate to the withdrawing Partner's unfulfilled obligations which had arisen before the date of withdrawal; and

         (e) m the event this Agreement is terminated or the Fifth Party and/or the Sixth Party withdraws from the Company, all Proprietary Information provided to the Company or any Partner shall, at the Fifth Party's and/or the Sixth Party's option, as the case may be, forthwith be returned to the Fifth Party and/or the Sixth Party, as the case may be, or destroyed.

14.      Force Majeure

14.1 None of the Partners shall be liable for the non-performance or for delays in the performance of this Agreement due to compliance with the laws, orders or regulations of Saudi Arabia, or the United States of America or due to acts of God, wars, armed conflicts, riots embargoes, sabotage, blockades, epidemics, hijackings, kidnappings, other acts of terrorism, strikes and other labor disturbances or any other cause beyond the reasonable control of that Partner.

15.      Fees and Costs: Taxes

15.1 All costs, fees and expenses paid in connection with the preparation of this Agreement applications for and the licensing, registration and qualification of the Company and the amendment of its licenses and registrations in accordance with this Agreement, shall be borne by the Company.

15.2     Except as otherwise expressly agreed in writing:

         (a) each Partner shall be solely responsible for the payment of any zakat or any Saudi Arabian income tax which imposed on (i) his or its respective share of the Company's profit, or (ii) his or its respective ownership in the Company, or (iii) any other payments made to him or it by the Company, and no Partner shall be entitled to reimbursement by the Company or the other Partners for the income tax, deemed profit tax or zakat that he or it is obligated to pay;

         (b) each Partner shall authorize the Company to withhold from any payments to be made to him or it any Saudi Arabian income tax or zakat that is due from him or it and to pay such amounts directly to the Department of Zakat & Income Tax (the "DZIT") in Saudi Arabia for the account of that Partner so that the Company can obtain the necessary tax clearance certificate; and

         (c) if at any time additional amounts are required from a Partner to cover any income tax, deemed profit tax or Zakat for which he or it is responsible, that Partner shall pay such amounts to the Company for payment to the DZIT so as to enable the Company to obtain its tax clearance certificate.

16.      Governing Law

16.1 This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Saudi Arabia. However, nothing in this Agreement shall be construed to require the Fifth or the Sixth Party to take or omit to take any action if such act or omission is contrary to the laws of the United States of America.

17.      Dispute Resolution

17.1 Any disputes arising under this Agreement which cannot be settled amicably among the Partners shall, unless otherwise agreed at the time, be referred to the appropriate tribunal of the Board of Grievances for a final and binding decision.

18.      Notices

18.1 Any notices given hereunder shall be deemed to be sufficiently given if in writing and delivered by postpaid registered mail or international air courier or facsimile addressed as follows

  (i)    in the case of The First Party:   Mohamed Suliman Abdullah A1 Namla
                                           P.O. Box 517
                                           Riyadh 11421
                                           Kingdom of Saudi Arabia
                                           Fax:     (966-1) 498-5935

  (ii)   in the case of the Second Party:   Mohamed Ali Abdullah A1 Sowailem
                                            P.O. Box 1799
                                            Riyadh 11441
                                            Kingdom of Saudi Arabia
                                            Fax:     (966-1) 498-5935

  (iii)  in the case of the Third Party:    Ismail Fawzi Ismail Abu Khadra
                                            P.O. Box 1799
                                            Riyadh 11441
                                            Kingdom of Saudi Arabia
                                            Fax:     (966-1) 498-5935

  (iv)   in the case of the Fourth Party:   Mansour Abdul Aziz Mohamed Al Kaaki
                                            P.O. Box 34
                                            Riyadh 11411
                                            Kingdom of Saudi Arabia
                                            Fax:     (966-1) 498-5935

 (v)    in the case of the Fifth Party:    Royle Mid East Ltd.
                                           1000 Cannonball Road
                                           Pompton Lakes, NJ 07442
                                           United States of America
                                           Fax: (1-201) 839-7327
                                           Attention:  John C. Ramsey
 (vi)   in the case of the Sixth Party:    Fibercore Mid East Ltd.
                                           P.O. Box 206
                                           174 Charlton Road
                                           Sturbridge, MA 01566
                                           United States of America
                                           Fax: (1-508) 347-2778
                                           Attention: Mohamed A. Aslami

         or to such other address or facsimile number or person as a Partner may hereafter designate.

18.2 A notice shall be deemed to have been given and received: (i) when left at the appropriate address if sent by registered mail or international air courier; or (ii) when actually received or when dispatched and safe receipt is acknowledged by the receiving facsimile machine, if sea by facsimile.

19.      Effect of Headings

19.1 The headings used throughout this Agreement are inserted for reference purposes only and are not to be considered or taken into account in construing the terms and provisions of any paragraph nor to be deemed in any way to qualify, modify or explain the effects of any such provisions or terms.

20.      Miscellaneous

20.1 In the event of any conflict or inconsistency between the provisions of this Agreement and the Articles of Association of the Company's the following order of precedence shall prevail as between the Partners: this Agreement and then the Articles of association.

20.2 If any provisions of this Agreement are found to be inconsistent with or void under applicable law, the validity of the remaining provisions shall not be adversely affected. In such case the Partners shall re-negotiate in good faith concerning the ineffective provision with the object of replacing it as closely as possible with a provision affording the same basic rights, obligations and economic effects, both to the Partners and to the Company.

20.3 This Agreement constitutes the full understanding and entire agreement among the Partners and defines all rights granted herein and all obligations assumed by each Partner at the date of execution of this Agreement. No modification or amendment to this Agreement shall be effective as to any Partner who has not consented thereto in the form of a written addendum to this Agreement signed by the authorized representative of that Partner.

20.4 This Agreement shall inure to the benefit of and be binding upon the Partners and their respective heirs, successors and assigns.

20.5 The Partners declare that they have not concluded, and shall not conclude any contracts or agreements which are inconsistent with the provisions of this Agreement.

20.6 This Agreement has been prepared and executed by the Partners in the English language in seven (7) original counterparts. Unless mutually agreed otherwise, the English text shall govern and each document, certificate, statement, report, accounts, agenda, minutes and other written material referred to in this Agreement, shall be in the English language or shall be accompanied by a certified English translation thereof.

20.7 For purposes of this Agreement, the passage of time shall be construed according to the Gregorian calendar.

IN WITNESS WHEREOF, the Partners have caused this Agreement to be executed as of the day and year first above written.


The First Party                                      The Second Party

___/s/___________________                            ___/s/_____________________




The Third Party                                      The Fourth Party

___/s/___________________                            ___/s/_____________________



The Fifth Party                                      The Sixth Party

___/s/___________________                            ___/s/_____________________
Name:  J.C. Ramsey                                   Name:  Gregory A. Perry
Title:   President                                   Title:    Vice President

                                    Exhibit I

                              DRAFT FIRST AMENDMENT
                         TO THE ARTICLES OF ASSOCIATION
                                       OF
           MIDDLE EAST FIBER OPTIC CABLE MANUFACTURING COMPANY LIMITED
                          (A Limited Liability Company)

THIS FIRST AMENDMENT TO THE ARTICLES OF ASSOCIATION has been made and entered into this day of , 1416H (corresponding to the day of , 1995G) by and among:

1. MR. MOHAMED SULIMAN ABDULLAH AL NAMLA a Saudi National having identity card No. 17719 dated 29/6/1379, issued in Riyadh, with an occupation as a businessman, born in 1377H, residing in Riyadh. with an address at P.O. Box 517 Riyadh 11421

                                 (First Party);

2. MR. MOHAMED ALI ABDULLAH AL SOWAILEM a Saudi National having identity card No. 7, dated 13/9/1386H, issued in Bakriyah, with an occupation as a businessman born in 1346H, residing in Riyadh, with an address at P.O. Box 1799 Riyadh 11441

                                 (Second Party);

3. MR. ISMAIL FAWZI ISMAIL ABU KHADRA a Saudi National having identity card No . 464 dated 28/12/1384H, issued in Jeddah. with an occupation as a businessman, born in 1349H, residing in Riyadh, with an address at P.O. Box 1799 Riyadh 11441

                                 (Third Party);

4. MR. MANSOUR ABDUL AZIZ MOHAMED AL KAAKI a Saudi National having identity card No. 103582, dated 1/12/1385H, issued in Mekkah, with an occupation as a businessman, born in 1374H, residing in Riyadh. with an address at P.O. Box 34 Riyadh 11411

                                 (Fourth Party);

5. ROYLE MID EAST LTD a company organized and existing under the laws of the Cayman Islands with an address of P.O. Box 30599 S.M.B. George Town. Grand Cayman. Cayman Islands. BWI

                               (Fifth Party); and

6. FIBERCORE MID EAST LTD a company organized and existing under the laws of the Cayman Islands with an address of P.O. Box 30592 S.M.B. George Town, Grand Cayman. Cayman Islands. BWI

                                 (Sixth Party).

                                    Recitals

WHEREAS, the First, Second, Third and Fourth Parties formed and are the sole owners in of Middle East Fiber Optic Cable Manufacturing Company Limited (hereinafter referred to as the "Company"), a Saudi Arabian limited liability company formed pursuant to an industrial license issued under Resolution of the Minister of Industry & Electricity No. 895/S dated 1/11/1415H, whose Articles of Association were recorded by the Riyadh Notary Public on pages 165 and 166 of Volume 26 under number 2446 on 15/1/1416H, and which was registered in the Commercial Register of the city of Riyadh under number 1010136511 on 11/2/1416H, with a capital of Six million three hundred fifty thousand Saudi Rivals (SR 6,350.000) which has been allocated among the above-mentioned four (4) partners;

WHEREAS, the Company has to date not conducted any business activity, and the First, Second, Third and Fourth Parties wish to enlarge its financial resources and shareholding base and admit foreign companies to benefit from their experience in the company's field of activities and accordingly have agreed to admit the Fifth and Sixth Parties as new partners in the company and to increase the Company's capital to twelve million five hundred thousand Saudi Rivals (SR 1'.500,000);

WHEREAS, the Fifth and Sixth Parties wish to join as new partners in the Company;

WHEREAS, the parties have obtained Resolution No. _ dated from the Minister of Industry & Electricity authorizing the participation of the Fifth and Sixth Parties in the Company; and

WHEREAS the parties wish to amend and restate the Articles of Association of the Company in their entirety:

NOW, THEREFORE the parties agree as follows:

First:   The above recitals shall constitute an integral part of this Amendment.

Second:  The partners in the Company shall be the following:

                  1.       Mr. Mohamed Suliman Abdullah Al Namla:

                  2.       Mr. Mohamed Ali Abdullah Al Suwailem;

                  3.       Mr. Ismail Fawzi Ismail Abu Khadra:

                  4.       Mr. Mansour Abdul Aziz Mohamed Al Kaaki:

                  5.       Royle Mid East Limited; and

                  6.       Fibercore Mid East Limited.

Third: The Articles of Association of the Company are hereby amended and restated to read in their entirety as follows:

Article 1:        Name of the Company

The name of the Company is "Middle East Fiber Optic Cable Manufacturing Company Limited" a limited liability company.

Article 2:        Objectives of the Company

The objectives of the Company shall be: the manufacture of optical Fiber and fiberoptic cable.

The Company shall carry out its activities after obtaining any necessary licenses from the relevant authorities.

Article 3:        Participation in Other Companies

The Company may own shares in other existing companies or consolidate therewith. The Company may also participate with others in setting up joint ventures and limited liability companies to conduct similar or supplementary activities after satisfying the relevant laws and regulations.

Article 4:        Head Office

The head office of the Company shall be in the City of Riyadh, Kingdom of Saudi Arabia. The Company may transfer its head office to any other place in the Kingdom of Saudi Arabia and may establish branches within and/or outside the Kingdom if the interests of the Company so require. subject to the approval of all of the partners and the receipt of any necessary governmental approvals.

Article 5:        Duration of the Company

The Company has been formed for a period of fifteen (15) years starting from the date of its registration in the Commercial Register in the Kingdom of Saudi Arabia. The duration of the Company will automatically be extended for similar periods unless one of the partners notifies the others of his or its desire not to continue the Company at least six (6) months prior to the expiration of the initial period or an! subsequent period. by a registered letter sent to their addresses.

Article 6:        Capital of the Company

The Company's share capital shall be twelve million five hundred thousand Saudi Rivals (SR12,500,000), divided into twelve thousand five hundred (12,500) cash shares of equal value, the value of each share being one thousand Saudi Rivals (SR1,000), apportioned among the partners as follows:

--------------------------------- ----------- --------- ---------------- ----------------
                                                                          PERCENTAGE IN
                                                                               THE
            PARTNER               NO. OF      SHARE      TOTAL SHARES       COMPANY'S
                                    SHARES     VALUE         VALUE           CAPITAL
--------------------------------- ----------- --------- ---------------- ----------------
      Mr. Mohamed Suliman            3625       1000       3,000,000           29%
       Abdullah Al Namla
--------------------------------- ----------- --------- ---------------- ----------------
        Mr. Mohamed Ali              2250       1000       2,250,000           18%
      Abdullah Al Sowailem
--------------------------------- ----------- --------- ---------------- ----------------
    Mr. Ismail Fawzi Ismail          1375       1000       1,375,000           11%
           Abu Khadra
--------------------------------- ----------- --------- ---------------- ----------------
       Mr. Mansour Abdul             1500       1000       1,500,000           12%
     Aziz Mohamed Al Kaaki
--------------------------------- ----------- --------- ---------------- ----------------
     Royle Mid East Limited          1875       1000       1,875,000           15%
--------------------------------- ----------- --------- ---------------- ----------------
   Fibercore Mid East Limited        1875       1000       1,875,000           15%
--------------------------------- ----------- --------- ---------------- ----------------
             TOTAL                  12500                 12,500,000          100%
--------------------------------- ----------- --------- ---------------- ----------------

The partners declare that the original capital of the Company. in the amount of six million three hundred fifty Thousand Saudi Rivals (SR 6,350,000) was fully paid at the time of the Company's formation and that the increase in the capital of the Company, in the amount of twelve million one hundred fifty thousand Saudi Rivals (SR 6,150,000), has been fully paid and deposited in one of the approved banks in the Kingdom in the name of the Company, as evidenced by the certificate of the said bank in this regard.

Article 7:        Increase or Reduction of Capital

The capital of the Company may be increased only with the unanimous consent of the partners.

The capital of the Company may also be decreased by a decision of the general meeting, provided that the capital may not become less than the minimum amount allowed. and in accordance with the following guidelines:

         (a) If the capital is decreased because it is in excess of the Company's needs the Company's creditors must be notified pursuant to a notice to be posted in a paper published in the city where the head office of the Company is established. The creditors may object to such decrease within sixty (60) days of the publication date. In the event one of the creditors objects and presents to the Company documents substantiating Its claim within the above-mentioned period of time the Company must either pay the debt if it is due at that time or provide an adequate guarantee of payment if the debt is due at a later date.

         (b)      In  the  event  the  Company  has  incurred   losses  totaling
                  three-fourths (3/4) of its capital, its capital may not be decreased.

Article 8:        Rights of Partners

Except as the partners may otherwise agree in writing all shares confer equal rights and obligations upon their holders and each share in the capital of the Company shall entitle its holder to one vote and an equal proportionate share in the assets of the Company upon liquidation. Each partner shall be entitled to participate in the deliberations of the general meetings and to use and enjoy his or its voting and other rights in accordance with the provisions of these Articles and the Companies Regulations.

If any shares are transferred in accordance with Article 9 hereof, all rights and obligations attached to a share shall be automatically transferred to the new owner. Ownership of shares and the determination of rights and obligations arising therefrom shall be governed by the provisions of these Articles and the decisions of the general meetings.

Each partner shall have the right to examine all books records. accounts, inventors lists and other documents of the Company during normal working hours. It is the responsibility of the Manager of the Company to facilitate the exercise of this right by the partners.

Article 9:        Shares

The shares shall be freely transferable among the partners. However, no partner may assign one or more of his or its shares to a third party. with or without consideration. except with the prior written consent of the other partners. Nevertheless. every partner shall have the right to recover such shares pursuant to Article 165 of the Companies Regulations at the net book value thereof as determined by the Company's auditor as of the end the last fiscal month prior to the date notice of the intended share transfer was given.

No partner may pledge, mortgage or otherwise encumber any of his or its shares without the prior written consent of all the partners and no such action shall be binding on the Company or the other partners in the absence of such consent.

A share in the capital of the Company is indivisible. If for any reason the ownership of a share is vested in more than one person the Company shall be entitled to suspend the enjoyment of rights conferred by such share until the joint owners have chosen from among themselves one person to be considered as sole owner of such share in relation to the Company. The Company may fix a period within which the joint owners shall make this choice. If they fail to do so within the period specified. the Company may offer the share for sale for the account of the joint owners to the other partners or a third party.

Article 10:       Share Register

The Company shall establish and keep at its head office a share register in which it shall enter the names of the partners. the number of shares owned by each and all transactions affecting the shares. No transfer of ownership of such shares shall be effective vis-a-vis the Company or any third party unless the reason for the transfer of ownership is entered in the aforementioned register. The register must contain all of the following information:

         (a) the name of each partner and his occupation, nationality, address and identity card (or passport) number;

         (b)      the number and value of the shares owned by each partner;

         (c) the number and value of shares which have been transferred, along with a description of the manner in which the shares were transferred - whether by sale, purchase, inheritance, gift or otherwise:

         (d)      the name and signature of the transferor and ~e transferee;

         (e)      the date of the transfer; and

         (f) the number and value of shares owned by each partner after any such transfer.

The pages of the share register shall be numbered sequentially. No page may be deleted nor any erasure or revision made to the information contained therein.

Each partner shall have the right to examine the share register during the normal working hours of the Company.

Article 11:       Management of the Company

The management of the Company shall be delegated to a Manager appointed by a resolution of the partners duly adopted in accordance with Article 12.

The Manager of the Company shall have the following responsibilities and authority:

         (a) managing and controlling the day-to-day operations of the Company and causing the Company to carry out its operations in accordance with his best professional judgment and approved policies and guidelines these Articles and the laws and regulations of the Kingdom:

         (b) managing and controlling all capital and revenue expenditures within the scope of budgets approved by the partners;

         (c) representing and acting on behalf of the Company vis-a-vis third parties and before all governmental and official bodies. including courts and tribunals;

         (d)      operating   bank  accounts  in  accordance   with   guidelines
                  established by the partners;

         (e) entering into contracts and agreements on behalf of the Company provided that contracts whose value is greater than one hundred thousand Saudi Rivals (SR100,000) or whose duration is longer than one (1) year shall require the prior approval of the partners.

         (f) utilizing credit facilities, subject to approval of the partners;

         (g) hiring and firing the agents and employees of the Company and determining their wages. benefits and other terms and conditions of employment; granting work visas. exit and re-entry and final exit visas to the Company's employees and sponsors and transferring and assigning their sponsorship; and

         (h) within the scope of his authority and responsibility, delegating power to others and revoking such delegations and taking whatever actions may be necessary to ensure that the Company is run as efficiently and profitably as possible.

The partners shall execute such powers of attorney or other documents as may be necessary to allow the Manager of the Company to fulfill his responsibilities and obligations specified in this Article or otherwise required of him in accordance with these Articles of Association.

The employment of the Manager of the Company may be terminated by a resolution of the partners. In the event the employment of the Manager of the Company is terminated his successor shall be appointed in the manner set forth in this Article. The partners agree that the manager shall be replaced if partners holding at least thirty percent (30%) of the capital so request in writing.

Article 12:       Partners' Meetings

The duly authorized representatives of each partner shall have the right to attend and to take part in the deliberations of and to vote at all general meetings. Each partner shall provide the other partners in writing from time-to-time with the names of the individuals appointed to represent him or it at the general meeting and to cast a vote on his or its behalf.

General meetings shall be held at the head office of the Company or at such other places as may be agreed by the partners. General meetings shall be held at least once every six (6) months and at such additional times as the Manager of the Company and/or any partner may require on at least fifteen (15) days prior notice To the partners. Notice of each partners' meeting shall include the agenda and all documents concerning the business to be transacted at the meeting. The partners may waive these requirements for notice by a vote at the beginning of a meeting and before any other business is transacted. The partners may designate. from among those appointed to represent each of them at general meetings, one person who shall chair general meetings. The chairman shall select a person to act as the secretary of the Company and the person will ensure that an adequate and accurate record of partners' meetings is made and kept.

The Manager of the Company shall convene an annual  general  meeting  within six
(6) months following the close of each fiscal year of the Company to:

         (a) review and approve a report from the Manager of the Company concerning the management and administration of the Company;

         (b) review and approve the auditor's report for the preceding fiscal year;

         (c) consider and take any appropriate decision in relation to any of the foregoing matters;

         (d) appoint or reappoint auditors to audit the Company's accounts for the ensuing fiscal year and determine their fees and choose the legal advisors and banks to be used by the Company; and

         (e) discuss and decide upon any other business or matter relating to the Company.

The presence of the duly authorized representatives of all partners shall be necessary to constitute a valid quorum. If, however a quorum is not achieved at any validly called meeting, the meeting shall be postponed for seven (7) days at the same time and place and the duly authorized representatives of the partners present for the postponed meeting shall constitute a valid quorum provided that they represent partners holding at least seventy-five percent (75%) of the Company's capital.

Article 13:       Partners' Decisions

Each partner shall have a number of votes equal to the number of shares he or it has in the Company on each matter presented to the partners for decision.

Partners' decisions relating to any change in the nationality of the Company or any increase in the financial burdens of the partners shall be unanimous. .411 other decisions shall require the affirmative vote of those representing at least seventy-five percent (75%) of the capital of the Company.

After circulation. a resolution in writing signed by the requisite number of partners shall be as valid and effective as if it had been passed at a partners meeting duly convened and held.

Any such resolution may consist of several documents in like form each signed by the duly authorized representatives of one or more of partners wherever they may be situated.

Except for matters expressly placed under the authority of the Manager of the Company pursuant to these Articles or pursuant to a resolution of the partners, decisions related to the management and operation of the Company may be made only by a partners' resolution adopted in accordance with Article 12 above and this Article.

Article 14:       Books of Accounts and Annual Financial Statements

The Manager of the Company shall cause the Company to maintain proper books of accounts and complete and accurate records regarding:

         (a)      all income and expenditures of the Company,

         (b)      all contracts entered into by the Company;

         (c)      all purchases and sales made by the Company; and

         (d)      the assets and liabilities of the Company.

All books of account and records shall be maintained in accordance with generally accepted accounting principles and the regulations of the Kingdom and kept at the head office of the Company.

Article 15:       Auditor

The partners shall cause an auditor to be appointed annually by a partners resolution adopted at a general meeting. The auditor must be licensed to practice in the Kingdom in accordance with the Auditors Regulations. The auditor shall ensure that the Articles of Association of the Company and the Companies Regulations are being applied. He shall review all inventories and final annual accounts and inspect the balance sheet and submit an annual report to each partner and to the Manager. For that purpose he may review all the Company's books. documents and contracts entered into with third parties and may request clarification and information as he deems necessary. The partners shall determine the auditor's remuneration on an annual basis.

Article 16:       Fiscal Year

         (a) The first fiscal year of the Company shall commence on the date of its registration in the Commercial Register and end on 22 Shaaban 1417H corresponding to 31 December 1996G. The duration of each subsequent fiscal year shall be twelve (12) months.

         (b) The Manager of the Company shall. within four (4) months following the end of such fiscal year, prepare a balance sheet. profit and loss account, and a report describing the Company's activities and financial position and containing his recommendations as to the distribution of profits. The Manager shall send to each partner and to the Companies' Department at the Ministry of Commerce a copy of these documents, together with a copy of the auditor's report.
                  within two (2) months of their date of preparation.

Article 17:       Distribution of Profits

The annual net profits of the Company, after deduction of general costs and expenses shall be distributed in the following manner:

         (a) The Company shall set aside ten percent (10%) of its annual net profits to constitute the statutory reserve required under
                  Article 176 of the Companies Regulations. The Company may cease setting aside this reserve when it reaches one-half (1/2) of the Company's capital.

         (b) The partners may resolve to establish additional reserves or to carry forward the profits in whole or in part to the next fiscal year.

         (c) The remainder of the net profits shall be distributed to the partners in proportion to their respective shares in the capital unless the partners unanimously resolve on an alternative method of distribution.

Article 18:       Losses

If losses are incurred, they shall be borne by the partners to the extent of each partner's ownership of shares in the Company's capital or carried over to the next fiscal year. No profits shall be distributed until the losses are fully covered. If the Company's losses reach three-quarters (3/4) of its capital the Manager of the Company must summon the partners to a meeting within a period not to exceed thirty (30) days from the date on which the losses reach this level in order to consider whether to continue the Company, in which case the partners must pay its debts, or to dissolve it. The resolution of the partners in this respect shall not be valid unless it is issued in accordance with Article 173 of the Companies Regulations and the resolution must in all cases be published in the manner provided in Article 164 of the Companies Regulations. If the Company continues to pursue its business without the issuance of a decision to continue it pursuant to the foregoing conditions, or to dissolve it. the partners shall become jointly and severally liable to pay all of the Company's debts and any interested party may request that it be dissolved.

Article 19:       Dissolution and Liquidation of the Company

The Company may be dissolved for any of the reasons for dissolution contained in
Article 15 of the Companies Regulations. Upon the Company's dissolution it shall enter the stage of liquidation in accordance with the provisions of Chapter 11 of the Companies Regulations. In case of voluntary liquidation, the partners shall appoint one or more liquidator(s) for purpose of liquidating the Company and shall determine their authority and fees and the following must be observed:

         (a) A report certified by a chartered accountant licensed to practice in the Kingdom shall be prepared regarding the financial status of the Company as of the date of issuance of the partners resolution to dissolve and liquidate the Company which establishing the Company's ability to discharge its obligations and its debts vis-a-vis third parties.

         (b) All entitlements of creditors must be paid in full or a settlement entered into with them. Otherwise, the Company shall not be liquidated until after a decision is issued by the Board of Grievances announcing the bankruptcy of the Company pursuant to a request by the creditors or the Company in accordance with the Commercial Court Regulations.

Subject to the provisions of the Companies Regulations, the Company shall be automatically dissolved upon the occurrence of any of the following:

         (a)      the dissolution or death of a partner; or

         (b) the Company or any partner becomes bankrupt, insolvent, applies for or consents to the appointment of a receiver or a liquidator for his or its assets, or seeks relief under any law for the aid of debtors or takes or permits any action under the laws of Saudi Arabia or under other applicable laws similar to the foregoing; or

         (c) any other event occurs which the partners shall have agreed should cause the Company to be dissolved.

Notwithstanding the above. after the occurrence of any of the events referred to in the preceding paragraph that result in an automatic dissolution of the Company, the remaining partners may agree to continue the Company.

Article 20:       Company Documents

The Company's letterhead shall clearly show the name of the Company. followed by the phrase 'a limited liability company," as well as the address of Its head office. its commercial registration number and Its capital. All other documents shall comply with any applicable rules and regulations.

Article 21:       Notices

Any notices given hereunder shall be deemed to be sufficiently given if in writing and delivered by postpaid registered mail or international courier or facsimile addressed as follows or as may be advised by one party to the company in writing from time-to-time and registered in the partners registry:

  (a)    in the case of The First Party:    Mohamed Suliman Abdullah A1 Namla
                                            P.O. Box 517
                                            Riyadh 11421
                                            Kingdom of Saudi Arabia
                                            Fax: (966-1)

  (b)    in the case of the Second Party:   Mohamed Ali Abdullah A1 Sowailem
                                            P.O. Box 1799
                                            Riyadh 11441
                                            Kingdom of Saudi Arabia
                                            Fax:     (966-1)

  (c)    in the case of the Third Party:    Ismail Fawzi Ismail Abu Khadra
                                            P.O. Box 1799
                                            Riyadh 11441
                                            Kingdom of Saudi Arabia
                                            Fax:     (966-1)

  (d)    in the case of the Fourth Party:   Mansour Abdul Aziz Mohamed Al Kaaki
                                            P.O. Box 34
                                            Riyadh 11411
                                            Kingdom of Saudi Arabia
                                            Fax: (966-1)

  (e)    in the case of the Fifth Party:    Royle Mid East Ltd.
                                            1000 Cannonball Road
                                            Pompton Lakes, NJ 07442
                                            United States of America
                                            Fax: (1-201) 839-7327
                                            Attention:  John C. Ramsey

  (f)    in the case of the Sixth Party:    Fibercore Mid East Ltd.
                                            P.O. Box 206
                                            174 Charlton Road
                                            Sturbridge, MA 01566
                                            United States of America
                                            Fax: (1-508) 347-2778
                                            Attention: Mohamed A. Aslami

A notice shall be deemed to have been made and received: (i) when delivered to the appropriate address. if sent by registered mail or international courier or
(ii) when received or when dispatched and sate receipt is acknowledged by the receiving facsimile machine if sent by facsimile.

Article 22:       General Provisions

(a) The Company shall be subject to all laws in effect in the Kingdom of Saudi Arabia.

(b) All matters not governed by these Articles of Association shall be governed by the Companies Regulations.

Article 23:       Counterparts

These Articles of Association have been executed in several counterparts of which each partner shall receive one counterpart. The remaining counterparts shall be submitted to the concerned authorities for purposes of registering the Company in the Commercial and Companies Registers.

IN WITNESS WHEREOF, this First Amendment to the Articles of Association has been executed as of the date first written above.


The First Party                                      The Second Party

----------------------                               ------------------------




The Third Party                                      The Fourth Party

----------------------                               ------------------------



The Fifth Party                                      The Sixth Party

----------------------                               ------------------------
Name:                                                Name:
Title:                                               Title:

                                   Exhibit II

                           COMMISSION AGENCY AGREEMENT

THIS COMMISSION AGENCY AGREEMENT is entered into as of the _________ day of _________ 1996, by and between:

         (i) MIDDLE EAST FIBER OPTIC CABLE MANUFACTURING COMPANY LIMITED, a limited liability company organized and existing under the laws of the Kingdom of Saudi Arabia, having Commercial Registration No. 1010136511 issued at Riyadh on 11/2/1416H ("MEFC"); and

         (ii) FIBERCORE MID EAST LTD., a company organized and existing under the laws of the Cayman Islands with an address of P.O. Box 30592 S.M.B., George Town. Grand Cayman, Cayman Islands. BWI ("Agent").

1.       Appointment

         MEFC hereby appoints Agent and Agent hereby accepts such appointment. subject to the provisions of this Agreement. as the sole commission agent in the countries listed in Appendix A hereof (the "Territory") for optical fiber and fiberoptic cable products produced by MEFC (the "Products").

2.       Term and Termination

2. 1 This Agreement will take effect on the date hereof and shall continue through the third anniversary of such date unless earlier terminated as provided in this Agreement. MEFC shall not be responsible to Agent for any costs or damages resulting from the termination of this Agreement. This Agreement shall automatically be renewed for successive one (1) year periods unless either party sends the other written notice of an intention not to renew. which notice must be given no less than one hundred eighty (180) days prior to each anniversary date of this Agreement provided. however, that in no event shall the term of this Agreement exceed fifteen (15) years from the date hereof

2.2 Either party may terminate this Agreement at any time in the event the other party breaches any of its obligations contained herein. Such termination shall be effective thirty (30) days after written notice is given to the party in breach specifying the claimed breach(es) The party in breach may avoid termination if it cures the breach(es) prior to the end of such thirty (30) day period.

2.3 MEFC may terminate this Agreement with immediate effect if at the end of the third year from the date hereof or at the end of any subsequent year the aggregate ex-works value of orders referred by the Agent to the Company in the Territory are less than seventy-five percent (75%) of the target amount appearing in the annual budget of the Company in respect of such year.

2.4 Either party may terminate this Agreement with immediate effect if the other party becomes bankrupt or insolvent or is placed in liquidation or receivership.

3.       Orders and Commissions

3. 1 Agent has no authority to accept orders on behalf of MEFC and therefore agrees that it must promptly refer all orders to MEFC in writing. All orders are subject to approval and acceptance, either entirely or partially, by MEFC in writing. MEFC shall have no liability to Agent or any third party if it declines to accept an order. Unless MEFC agrees otherwise in writing, all sales will be made upon MEFC's then current standard sales terms and conditions and list prices. Except as otherwise agreed between MEFC and Agent, MEFC reserves the right to alter its standard sales and conditions and list prices from time-to-time, provided that it shall not change prices or orders already accepted and shall give Agent at least thirty (30) days prior written notification of any price change.

3.2      MEFC agrees to pay Agent commissions equal to:

         (a) ten percent (10%) of MEFC's ex-works invoice price of any Products sold by MEFC to a customer in the Territory as a result of an order referred to MEFC by the Agent pursuant to Clause 3.1 and accepted by MEFC within six (6) months of such referral; and

         (b) five percent (5 %) of MEFC's ex-works invoice price of any Products sold by MEFC to a customer in the Territory otherwise than in accordance with (a) above ("Direct Sales"), provided that no commission shall be payable in respect of direct sales of Products to customers in Italy.

3.3 Commissions shall be payable within thirty (30) days from when MEFC receives payment for Products. If partial payments are received by MEFC, the commission payable shall be appropriately pro rated. Commission shall be paid to Agents bank account, as notified by the Agent to MEFC pursuant to Clause 10.

4.       Delay in Performance

         Neither party shall be liable for failure or delay in the performance of any of its obligations under this Agreement. if such delay or failure is caused by circumstances beyond the control of the party affected.

5.       Waiver

         None of the provisions of this Agreement shall be deemed to have been waived by any act of or acquiescence on the part of MEFC its agents or employees. but only by an instrument in writing signed by an authorized officer of MEFC. No waiver of any provisionof this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

6.       No Partnership or Power of  Attorney

         It is expressly declared that this Agreement and relationships between the parties established hereby does not constitute a partnership, joint venture. power of attorney or contract of employment between them. For the avoidance of doubt, Agent shall have no authority to accept orders on behalf of MEFC or to enter into any contract or undertaking or on behalf of .MEFC and covenants not to purport to do so.

7.       Arbitration

7. 1 MEFC and Agent agree that they will attempt in good faith to resolve any disagreement or dispute arising under, by reason of, or in any way connected with this Agreement by negotiation. In the event that either party in its sole discretion believes that such negotiation is not likely to resolve such disagreement or dispute, that party may send a notice to the other party requesting arbitration of the dispute. MEFC and Agent both agree that all such disagreements or disputes shall, following notice, be subject to binding arbitration in London. England under international arbitration rules and consent to jurisdiction and venue there for that purpose. Arbitration is to be conducted solely in the English language. MEFC and Agent agree that an arbitral award may be entered as a final judgment in any appropriate court and be enforced by or through such court(s).

7.2 In the event an arbitration is commenced to enforce a party's rights under this Agreement. the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees.

8.       Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Agent may not assign or transfer its rights or obligations under this Agreement in any way without the prior written consent of MEFC.

9.       Severability

         Except as otherwise provided herein, if any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

10.      Notices

10.1 Any notices given hereunder shall be deemed to be sufficiently given if in writing and delivered by postpaid registered mail or international courier or facsimile addressed as follows:

If to MEFC:                                      _____________________________

                                   Telephone:
                                      Fax:
                                   Attention:

If to Agent:                                     Fibercore Mid East Ltd.
                                                 P.O. Box 206
                                                 174 Charlton Road
                                                 Sturbridge, MA 01566
                                                 United States of America
                                                 Telephone:
                                                 Fax: (1-508) 347-2778
                                                 Attention:

or to such other address or facsimile number either party may designate in writing.

10.2 A notice shall be deemed to have been given and received: (i) when left at the appropriate address if hand-delivered or sent by registered mail; or (ii) when actually received. or when dispatched and safe receipt is acknowledged by the receiving facsimile machine

MIDDLE EAST FIBER CABLE                       FIBERCORE MID EAST LTD
COMPANY

----------------------------                   -----------------------------
By                                                      By

----------------------------                   -----------------------------
Name (Print)                                            Name (Print)

----------------------------                   -----------------------------
Title                                                   Title

----------------------------                   -----------------------------
Date                                                    Date

                                   Appendix A

                                    Territory

The Territory comprises: the United States of America and all territories on the continent of Europe, excluding any part of Turkey.

TABLE - BALANCE SHEET

TABLE - BALANCE SHEET

TABLE - MIDDLE EAST FACTORY BUILDING

TABLE - MIDDLE EAST VEHICLES

TABLE - MIDDLE EAST FURNITURE AND FIXTURES

TABLE - MIDDLE EAST OFFICE EQUIPMENT

TABLE - MIDDLE EAST PLANT SERVICES EQUIPMENT

TABLE - MESC PAYABLES

                                   Exhibit IV

                           SALES OF FIBER and PREFORMS

The Third Party will supply or arrange for an affiliate to supply Single Mode Fiber ("SMF") and Single Mode Preforms ("SMP") to the Company in the following maximum quantities during the following periods, starting on the date on which the Company commences commercial production of any Products ("CCP"):

         First six (6) months after CCP                12,500 km/SMF
                                                       12,500 km/SMP
         Next twelve (12) months                       90,000 km/SMP'
         Next twelve (12) months                      135,000 km/SMP
         Next twelve (12) months                      180,000 km/SMP
         Each twelve (12) months thereafter           225,000 km/SMP

The above quantities assume approximately equal monthly shipments. The Company shall have absolute discretion to adjust quantities ordered below the above limits, but will endeavor to do so not more frequently than quarterly.

Pricing of SMF shall be 10% less than proven competitive prices for SMF delivered in Saudi Arabia with equivalent specifications.

Pricing of SMP shall be $42.50 per km ex-works Jena, Germany for the period ending in December 1995. and thereafter at a price at least US$15.00 per kilometer (ex-works) less than any bona fide fiber prices with equivalent specifications available for delivery to the Kingdom, from either Corning, Inc. or AT&T.

SMF and SMP will be sold to the Company on the Third Party's standard terms and conditions of sale a copy of which is attached hereto and made a part hereof.

                            SHARE PURCHASE AGREEMENT

         THIS AGREEMENT made as of this 13th day of April, 1995 between MIDDLE EAST SPECIALIZED CABLES CO. ("the Purchaser") and FIBERCORE, INCORPORATED ("the Company") a Nevada Corporation.

         WHEREAS  the  Purchaser  with  others  entered  into  a  Joint  Venture
Agreement Term Sheet dated March 14th, 1995 (the "JV Term Sheet") for the formation of Middle East Fiber Cables Co. ("MEFC") in the Kingdom of Saudi Arabia to engage in the manufacture and sale of fiber optic cable products and to sell and distribute such products throughout the Middle East, Africa and Turkey; and

         WHEREAS pursuant to the JV Term Sheet MEF is required to confirm the purchase of shares of the Company's common stock (the "Shares") and the Purchaser and MEF desire that the Purchaser acquire such Shares pursuant to the terms and conditions of this agreement;

         NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained the parties agree as follows:

1.       Offer.

1.1 The Purchaser hereby agrees to subscribe for and purchase 200,000 shares of the Company at the purchase price of $5.00 per share in two blocks of 100,000 shares subject to the conditions hereinafter set forth;

1.2 Upon execution and delivery of this agreement by both parties the Purchaser will pay to the Company the sum of $500,000 against delivery of the first block of 100,000 shares of the Company subject to the terms and conditions of this offer (the "first closing").

1.3 Upon acceptance of the offer and in addition to the delivery of the 100,000 shares of FiberCore to the Purchaser, the Company shall:

         a) deliver into escrow 85,000 shares of FiberCore in consideration of the Purchaser and its partners agreeing to enter into a contract for the exclusive supply of FiberCore products to the MEFC Joint Venture. The escrowed shares are to be released to the Purchaser upon the completion and execution of the product supply contract between the Company and MEFC.

         b) deliver into escrow 150,000 warrants, granting the Purchaser the right to purchase 150,000 common shares of FiberCore for a purchase price of $6.00 per share exercisable in whole or in part at any time within a 2 year period. The escrowed warrants to be delivered as further consideration for the purchaser and its partners agreeing to enter into the contract for the exclusive supply of FiberCore products to the MEFC Joint Venture. The warrants are to be delivered to the Purchaser immediately following execution of the product supply agreement by the MEFC Joint Venture.

         c) deliver into escrow 65,000 shares of FiberCore to be released to the purchaser immediately upon the Purchaser exercising its rights to purchase shares pursuant to the terms of the warrants referred to in clause 1.3 (b).

1.4 The offer for the second block of shares is conditional upon the parties hereto reaching an agreement as to the terms of a joint venture company, Middle East Fiber Cables Co. ("MEFC") to be formed in the Kingdom of Saudi Arabia to engage in the manufacture and sale of fiber optic products and to sell and distribute such products throughout the Middle East, Africa and Turkey.

1.5 Upon execution by all of the partners of MEFC of all of the documents required to complete the formation MEFC and to define the respective interests, obligation and restrictions on each of the joint venture partners including the exclusive product supply agreement with the Company, Purchaser will pay to the Company the further sum of $500,000 against delivery of the second block of 100,000 shares subject to the terms and conditions of this offer (the "second closing") and the Vendor shall cause to be delivered to the Purchaser:

        a)       the 85,000 shares of the Company referred to in clause 1.3 (a);

        b)       the 150,000 warrants referred to in clause 1.3 (b);

        c) confirmation by the escrow agent that the 65,000 shares of the Company are being held for release to the purchaser pending exercise of the warrants referred to in clause 1.3 (b).

2.       Acceptance.

2.1 The Company agrees to sell to the Purchaser 200,000 Shares at the subscription price of $5.00 per Share in two blocks of 100,000 Shares each subject to the terms and conditions of this offer and to deliver the 150,000 shares of the Company and the 150,000 warrants referred to in clause 1.3 (a) (b) and (c) to an escrow agent approved by the purchaser. The Company further agrees that upon receipt of the purchase price of the second block of 100,000 shares the entire amount of the said purchase price ($500,000.00) for the said block of shares shall be invested in MEFC as a capital contribution to the joint venture by Company or its wholly owned subsidiary and the company or its subsidiary shall acquire a 20% interest in MEFC upon payment of the said funds.

3.       Delivery of Shares and Warrants.

3.1 At the first closing upon payment of the purchase price for the first block of 100,000 shares, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, an executed escrow agreement and a confirmation from the escrow agent that the shares and the warrants referred to in clause 1.3 have been delivered to the escrow agent for release pursuant to the terms of this Agreement.
Within two business days prior to the first closing, the Purchaser shall notify the Company in writing of the names in which all shares and warrants are to be registered.

3.2 At the second closing and upon payment of the purchase price for the second block of Shares, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser or in such name or names as may be designated by the Purchaser and delivery of the shares referred to in clause 1.3 (a) and the warrants referred to in clause 1.3 (b) registered in the name of the Purchaser or in such name or names as may be designated by the Purchaser . 4. Representations and Warranties of the Company.

4.l The Company hereby represents and warrants to, and covenants with the Purchaser as follows:

         (a) Organization and Standing of the Company. The Company is a corporation duly organized and validly existing under the laws of the state of Nevada and is in good standing under such laws. The Company is not in violation of its Certificate of Incorporation or Bylaws. The Company has all requisite corporate power and authority for the ownership and operation of its properties and assets, and to carry on its business as presently conducted or now proposed to be conducted. The Company is duly qualified as a foreign corporation in each jurisdiction in which ownership of its property or the nature of its business requires such qualification and where the failure to be so qualified would be material to the Company.

         (b) Corporate Action. The Company has all the necessary corporate power and has taken the corporate action required to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its Director and Stockholders necessary for the authorization, execution, delivery, and performance of this Agreement by the Company, the authorization, sale, issuance, and delivery of the Shares and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms. The issuance of the securities does not require any further corporate action, will not be subject to preemptive rights or other preferential rights in any present stockholders of the Company and will not conflict with any provisions of any agreement to which the Company is a party or by which it is bound.

         (c) Capitalization, Status of Capital Stock. The Company has a total authorized capitalization consisting of 20,000,000 shares of Common Stock, $.01 par value, of which 6,594,264 shares are issued and outstanding. All outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive or other similar rights to subscribe for or purchase any securities. The Shares, when issued and delivered in accordance with the terms hereof will be duly authorized, validly issued, fully-paid and non-assessable. The Company will reserve 400,000 shares of its common stock for issuance under a Stock Option Plan. All issued and outstanding warrants options or other agreements to acquire shares of the Company are set forth in Schedules "A" and "B" hereof and these shares, when issued and delivered in accordance with the terms of the warrants, options or other agreements will be duly authorized, validly issued, fully paid and non-assessable. AMP Incorporated is lending $5,000,000 to the Company and has the right to convert the loan into common stock pursuant to the term sheet attached hereto as Schedule "B" subject to the approval of the Board of Directors of the both companies. Except as provided or described in this Stock Purchase Agreement, there is no other option, warrant, conversion privilege, or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the company's capital stock or other securities of the Company.

         (d) Disclosure. To the Company's knowledge and belief, neither this Agreement, the Private Placement Memorandum dated October 12th, 1994 (the "Memorandum") as supplemented by this Agreement nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of the Company in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no material fact within the special knowledge of any of the executive officers of the Company which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects the business, properties, assets or condition of the Company.

         (e) Government Approvals. No authorization, consent, approval, license, exemption, from or filing of registration with any court of governmental department, commission, board, bureau, agency or instrumentality, domestic, or foreign, is or will be necessary for the execution and delivery by the Company of this Agreement, for the offer, issue, sale and delivery of the shares, or for the performance by the Company of its obligations under this Agreement, except for certain filing under state securities laws, the offer and sale of the shares will be exempt from the registration requirements of applicable federal and state securities laws.

         (f) Litigation. There is no material litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or against any officer, key employee or the Company, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. The Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency applicable to it. There are no actions or proceedings pending or threatened or any basis therefore known to the Company which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or in any of its properties or assets, or which might call into question the ability of the Company to consummate the transactions contemplated by this Agreement.

         (g) Compliance with Other Instruments. Neither the execution, issuance and delivery of this Agreement or the shares, nor the consummation by the Company of any transaction contemplated hereby or thereby, constitutes or results in or will constitute or result in a default or violation of any term or provision of the charter and By-laws of the Company, as amended and in effect, and the terms and provisions of the mortgages, indentures, leases, agreements, and other instruments and of all judgments, decrees, governmental orders, statutes rules, or regulations by which the Company or its properties are bound.

         (h) Taxes. The Company has prepared and timely filed all federal, state and other tax return required by law to be filed by it, has paid or made provisions for the payment of all taxes known to be due and all additional assessments, and adequate provision has been made for all current taxes and other charges to which the Company is subject.

         (i) Indebtedness. Except for the accrued expenses of this offering, patent reviews and filing, or expenses incurred in the ordinary course of business since December 31, 1994, the Company has no outstanding indebtedness and it is not in default of any contract or agreement of the Company.

         (j) Financial Statements. The audited financial statements for the period ending December 31, 1993 attached to the Memorandum and the related statements of shareholders equity and cash flows and notes thereto, all of which are accompanied by the related audit opinion of the Company's independent certified public accountants, Mottle, McGrath & Company and unaudited Balance Sheet, Income Statement, Cash Flow and Administrative Expenses for period ending December 31st, 1994 have been prepared in accordance with generally accepted accounting principals applied on a consistent basis throughout the period covered by such statements and present fairly the Company's financial condition and results of operations and statements of cash flows as of the dates indicated. Except as otherwise disclosed herein, since December 31st, 1994 there has not been:

                  (i) any change in the assets, liabilities, financial condition, or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse;

                  (ii) any change, except in the ordinary course of business, in the contingent obligations of the Company, whether by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                  (iii) any damage, destruction, or loss, whether or note covered by insurance, materially and adversely affecting the properties or business of the Company;

                  (iv) any declaration or payment of any dividend or other distribution of the assets of the Company;

                  (v) any labor organization activity; or

                  (vi) to the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the Company's assets, liabilities, financial condition, or operations.

         (k) Patents and Other Intangible Rights. The Company owns, or is licensed to use, rights to all patents, trade names, service marks, trademarks, copyrights, and other intellectual property necessary to carry on its business as currently conducted or proposed to be conducted as described in the Memorandum, with any such licensed rights being adequate both in scope and duration for such purposes. Except as may be disclosed in the Memorandum, to the best of its knowledge the Company is not infringing upon or otherwise acting adversely to any right or claimed right of any person under or with respect to any patents, patent rights, trademarks, service marks, copyrights, trade names, or any other third-party rights except for such infringement or other adverse action which would not, individually or in the aggregate, have a material adverse effect on the financial condition or business of the Company.

5.       Purchaser Representations

5.1 In connection with this subscription, the Purchaser hereby makes the following acknowledgment and representations:

         (a) The execution of this Share Purchase Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered, and constitutes a valid, legal, binding, and enforceable agreement of the Purchaser;

         (b) The Purchaser is acquiring the Shares for it own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Act");

         (c) The Purchaser understands that because the Shares have not been registered under the Act, it cannot dispose of any of the Shares unless such Shares are subsequently registered under the Act or exemptions from such registration are available. The Purchaser acknowledges, and understand that, it has no right to require the Company to register the Shares. The Purchaser further understands that the Company may, as a condition to the transfer of any of the Shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Act, unless such transfer is covered by an effective registration statement under the Act. The Purchaser understands that each certificate representing the Securities will bear the following legend or one substantially similar thereto:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, or an opinion of counsel satisfactory to the corporation that registration is not required under such Act.

         (d) The Purchaser understands the offering is being made pursuant to the exemption from registration with the Securities and Exchange Commission (the "Commission") afforded by Section 4 (2) of the Act and/or Regulation D adopted by the Commission relating to transactions by an issuer not involving any public offering, and similar federal, state, and foreign laws or policies. Consequently, the memorandum and related offering materials have not been subject to review and comment by the staff of the commission or by any state or foreign securities commission.

         (e) The Purchaser acknowledges that during the course of this transaction and prior to sale, it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of its investment, and to obtain any additional information of the same kind that is specified in Part I of a Registration Statement on Form SB-2 under the Act, or that is necessary to verify the accuracy of the other information obtained. The Purchaser or its purchaser representative has examined the Memorandum and other information furnished by the Company and, through discussions and examination of such materials as the Purchaser has requested, has obtained sufficient information upon which to make an investment decision. The Purchaser is familiar with the type of investment which the shares constitute, and has reviewed the merit and risks of this investment to the extent deemed advisable by the Purchaser. The Purchaser has such knowledge and experience in financial and business affairs that it is capable of evaluation the merits and risks of investing in the shares, and acknowledges that it is able to bear the economic risks of this investment. Further, the Purchaser understands all matters in this Agreements.

         (f) The investment in the Company by the Purchaser does not constitute a principal portion of the Purchaser's total assets and the Purchaser is able to afford a complete loss of the investment contemplated herein.

6.       Covenants of the Company

6.1 Annual Reports. The Company agrees to use its best efforts to deliver to the Purchaser, as soon as practicable after the end of each fiscal year and in any event within 120 days thereafter, a consolidated balance sheet of the Company as at the end of such fiscal year, a consolidated Statement of Cash Flow of the Company for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants selected by the Company.

6.2 Quarterly Reports. The Company agrees to deliver to the Purchaser as soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year and in any event within 60 days thereafter, a consolidated balance sheet of the Company as at the end of such period, a consolidated statement of operations and a consolidated statement of Cash Flow of the Company for such period, in each case prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified, subject to changes resulting from audit adjustments, by the principal financial or accounting officer of the Company.

6.3 Inspection. The Company agrees to permit any authorized representative of the Purchaser to visit the Company to discuss its affairs and finances with its officers, all upon reasonable notice to the Company, at such reasonable times and as often as may be reasonably requested.

6.4 Purchaser's Right to Receive Reports. The Company shall deliver the reports or give the rights specified in Paragraph 6.1, 6.2, and 6.3 to the Purchaser until the earlier of: (i) the closing date of the Company's first underwritten public offering pursuant to an effective registration statement filed under the Act; or (ii) until the Purchaser no longer holds any shares.

7.       No Waiver

7.1 Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the Purchaser, the Purchaser does not thereby or in any other manner waive any rights granted to it under federal and state securities laws.

8.       Survival of Representation Warranties and Agreements

         Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations, and warranties made by the Company and the Purchaser herein shall survive the execution of this Agreement, the delivery to the Purchaser of the shares being purchased and the payment therefor.

9.       Conditions to Obligations of Purchaser

         The obligation of the Purchaser to purchase the Shares on the dates of the first closing and the second closing is subject to the fulfillment on or prior to each such closing of the following conditions, any or all of which may be waived at the option of the Purchaser:

9.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects on the date of the first closing and the second closing with the same force and affect as if they had been made on and as of the said dates.

9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the date of the first closing and second closing shall have been performed or complied with in all material respects.

9.3 Opinion of Company's Counsel. The Purchaser shall have received from Cadwalader, Wickersham & Taft, counsel to the Company, an opinion addressed to it, dated the date of each closing substantially to the effect that:

         (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and conduct its business;

         (b) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 per value per share;

         (c) The certificates evidencing the Shares to be delivered hereunder are in due and proper form under Nevada law, and when duly authorized and delivered to the Purchaser or upon the Purchaser's order against payment of the agreed consideration therefor in accordance with the provision of this Agreement, the Shares represented thereby will be duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights or, to such counsel's knowledge, in violation of any other rights to subscribe for or purchase securities;

         (d) Assuming compliance by the Company and by the Purchaser with this Agreement, the offer, sale and issuance of the Shares in conformity with the terms of the Agreement will not require registration under the U.S. Securities Act of 1933 as amended;

         (e) The Company has the requisite corporate power and authority to enter into this Agreement and to sell and deliver the Shares to be sold by it; this Agreement has been duly and validly authorized by all necessary corporate action by the Company, has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms;

         (f)  The  execution  and   performance   of  this   Agreement  and  the
consummation of the transactions herein contemplated will not violate any statute, rule or regulation, or, to such counsel's knowledge, any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property;

9.4 No Order Pending. There shall not then be in affect any order enjoining or restraining the transactions contemplated by this Agreement.

9.5 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.

9.6 Certificate Regarding Corporate Authority. The Company shall have delivered to the Purchaser the resolutions of the company's Board of Directors authorizing the execution and performance of this Agreement, in each case certified to be a true and correct copy by the Secretary of the Company, together with the certification that each resolution and actions have not been modified or amended and remain in full force and effect.

9.7 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate executed on behalf of the Company by the Chairman of the Board and Chief Executive Officer and Chief Financial Officer of the Company on each closing date certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

10.      Conditions to Obligations of the Company.

         The Company's obligation to sell and issue the shares at each Closing is subject to the fulfillment on or prior to such closing of the following conditions, any or all of which may be waived at the option of the Company:

10.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct in all material respects on the date of such closing with the same force and affect as if they had been made on and as of that date.

10.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the date of such closing shall have been performed or complied with in all material respects.

10.3 No Order Pending. There shall not then be in affect any order enjoining or restraining the transactions contemplated by this Agreement.

10.4 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.

11.      Transferability

11.1 The Purchaser agrees not to transfer or assign this Share Purchase Agreement, or any of its interest herein, and further agrees that any assignment or transfer of the shares shall be made only in accordance with applicable securities laws and that an appropriate legend with respect there to may be placed by the Company on any certificate evidencing such Shares.

12.      Miscellaneous

12.1 Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered to the Purchaser at:

         Middle East Specialized Cables Co.,
         P.O. Box 60536
         Riyadh 11555, Saudi Arabia
or sent by facsimile transmission to #966-1-493-5818 and to the Company at:

         174 Charlton Road
         P.O. Box 206
         Sturbridge, MA 01566

or sent by facsimile transmission to (508) 347-2778

12.2 Governing Law. This Share Purchase Agreement shall be construed in accordance with the governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws.

12.3 Entire Agreement. This Share Purchase Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

12.4 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and by the Purchaser.

12.5 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

12.6 Severability. In case any provision contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts, have been signed by each party hereto and delivered to the other party.

12.8 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or other entity may require in the context thereof.

         IN WITNESS WHEREOF that parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

                                   MIDDLE EAST SPECIALIZED CABLES CO.

                                   per:___/s/___________________________


                                   FIBERCORE, INC.

                                   per:___/s/___________________________

                                   Witness: ___/s/_______________________
                                                     Charles DeLuca